Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 20, 2010
Registration Statement No. 333-163025
Free Writing Prospectus dated September 20, 2010
$1,312,000,000
Chrysler Financial Auto Securitization Trust 2010-A
Issuing Entity
Chrysler Financial Services Americas LLC
Sponsor, Originator, Depositor and Servicer
The depositor has prepared a preliminary prospectus supplement dated September 20, 2010 and prospectus dated September 20, 2010 which describe the notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	S&P	Fitch	DBRS
Class A-2 notes	AAA	AAA	AAA
Class A-3 notes	AAA	AAA	AAA
Class B notes	AA	AA	AA
Class C notes	A	A	A
Class D notes	BBB	BBB	BBB
It is a condition to the issuance of the notes that each class of notes receive the ratings listed above.

Barclays Capital	Citi	Deutsche Bank

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling
1-888-227-2275 ext. 2663.